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                                  EXHIBIT 12(b)

                             J.P. MORGAN CHASE & CO.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (IN MILLIONS, EXCEPT RATIOS)


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
                                                                          SIX MONTHS ENDED
                                                                            JUNE 30, 2001
                                                                          ----------------
EXCLUDING INTEREST ON DEPOSITS
Income before income taxes and effect of accounting change                    $  2,465
                                                                              --------

Fixed charges:
      Interest expense                                                           7,692
      One-third of rents, net of income from subleases (a)                         115
                                                                              --------
Total fixed charges                                                              7,807
                                                                              --------

Less:  Equity in undistributed income of affiliates                                (61)
                                                                              --------

Earnings before taxes, effect of accounting change and fixed charges,
   excluding capitalized interest                                             $ 10,211
                                                                              ========

Fixed charges, as above                                                       $  7,807

Preferred stock dividends                                                           40
                                                                              --------

Fixed charges including preferred stock dividends                             $  7,847
                                                                              ========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                                       1.30
                                                                              ========

INCLUDING INTEREST ON DEPOSITS
Fixed charges including preferred stock dividends, as above                   $  7,847

Add:  Interest on deposits                                                       4,758
                                                                              --------

Total fixed charges including preferred stock
   dividends and interest on deposits                                         $ 12,605
                                                                              ========

Earnings before taxes, effect of accounting change and fixed charges,
   excluding capitalized interest, as above                                   $ 10,211

Add:  Interest on deposits                                                       4,758
                                                                              --------

Total earnings before taxes, effect of accounting change, fixed charges
   and interest on deposits                                                   $ 14,969
                                                                              ========

Ratio of earnings to fixed charges
    and preferred stock dividend requirements                                     1.19
                                                                              ========
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(a)  The proportion deemed representative of the interest factor.